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                            STOCK PURCHASE AGREEMENT

                                      DATED

                              AS OF [JUNE 14], 2001

                                  BY AND AMONG

                                    CDL, INC.

                         NATIONAL EXPRESS COMPANY, INC.

                             EXECUTIVE EXPRESS, INC.

                                       AND

                                  CHARLES WALCH




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                                                                           FINAL
                                                                           -----
                            STOCK PURCHASE AGREEMENT
                            ------------------------

        STOCK PURCHASE AGREEMENT ("Agreement"), dated as of June 14, 2001, by and among CDL, INC. ("CDL" or the "Seller"), NATIONAL EXPRESS COMPANY, INC., a Missouri corporation ("National" or the "Company"), EXECUTIVE EXPRESS, INC., a Missouri corporation ("Express" or the "Purchaser") and CHARLES WALCH ("Walch").

                              W I T N E S S E T H:
                              - - - - - - - - - -

        WHEREAS, National is duly organized and existing under the laws of the State of Missouri and is a wholly-owned subsidiary of CDL, a corporation organized and existing under the laws of the State of Delaware; and

        WHEREAS, the Purchaser is a corporation organized and existing under the laws of the State of Missouri and is majority-owned by Walch; and

        WHEREAS, CDL desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from CDL, all of the issued and outstanding shares of the Company's common stock, all as more specifically provided herein;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Stock

        Section 1.1. Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Article II), CDL shall sell, assign, transfer, convey and deliver to the Purchaser all of the issued and outstanding shares of the common stock of the Company (collectively, the "Stock"), and the Purchaser shall purchase such shares from CDL.

        Section 1.2. Purchase Price. Prior to adjustment, the total purchase price to be paid by the Purchaser for the Stock of the Company shall be the sum of $2,591,000 (subject to certain closing date adjustments described below).

        (a) March 31 Balance Sheet and the Spread. CDL has delivered an unaudited consolidated balance sheet of the Company as of March 31, 2001, together with supporting schedules of assets and liabilities to Walch (which is annexed hereto as Exhibit A). The liquid asset value included in the Purchase Price (the "Spread") is $867,166, which amount is the difference between the Adjusted Assets and the Assumed Payables as of March 31, 2001. The "Adjusted Assets" at March 31, 2001 are the sum of lines 2, 3 and 4 of the March 31, 2001


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balance sheet. The "Assumed Payables" as of March 31, 2001 are the sum of lines
1 (treated as a positive amount), 14, 17, 19, and 20 (reduced by the interest accrued on Schedule 10, Line 17) of said balance sheet. At Closing, the Adjusted Assets and Assumed Payables will be the same line items in the closing balance sheet which is defined below. If line 1 of the closing balance sheet described in Section 1.2(b) is a positive number, it will be treated as a negative number in the calculation of Assumed Payables.

        (b) Purchase Price Adjustment. The $2,591,000 purchase price, payable by the Purchaser, shall be adjusted as follows (as adjusted, the "Purchase Price"):
Within thirty (30) days after Closing, the Seller will deliver a consolidated balance sheet together with supporting schedules of assets and liabilities of the Company as of the closing date (the "closing balance sheet") to Walch. The closing balance sheet and supporting schedules will be prepared consistently with the format of and the methodology used to prepare the March 31, 2001 balance sheet and supporting schedules. Promptly after delivery of the closing balance sheet and supporting schedules, Walch and CDL shall determine the difference between the Adjusted Assets and the Assumed Payables at Closing (the "Adjustment Value"). The Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount the Adjustment Value at Closing exceeds the Spread at March 31, 2001, or decreased, on a dollar-for-dollar basis, by the amount the Adjustment Value at Closing is less than the Spread at March 31, 2001. No change in the method of reserving for uncollectible receivables will be made after March 31, 2001. Any prepaid expenses at Closing or at March 31, 2001 that will not inure to the Company's benefit after Closing will be disregarded in the calculation.

        (c) Transfer of Other Assets and Liabilities. The Purchase Price was computed assuming that the current or liquid assets and the liabilities of the Company at the Closing Date would be only the Adjusted Assets and the Assumed Payables. Accordingly, if as of Closing the Company has any current or liquid assets which are not used in computing the Adjustment Value (such as Line 5--Intercompany receivables--of the March 31 balance sheet), then such current or liquid assets will be transferred to CDL immediately prior to Closing. Likewise, if there are any liabilities on the closing balance sheet which are not Assumed Payables or Retained Liabilities, then CDL shall assume such liabilities immediately prior to Closing. The foregoing transfers of assets and liabilities from the Company to CDL are referred to collectively as the "Preclosing Distributions," and shall be effected pursuant to written instruments on terms consistent with this Agreement and reasonably satisfactory to CDL and Purchaser. CDL shall not expressly assume any category or type of liabilities of the Company that are not reflected on the March 31, 2001 or the closing balance sheets, but shall be required to indemnify the Purchaser and the Company with respect to such liabilities to the extent set forth in Article VIII of this Agreement.

        (d) Payment of the Purchase Price and Exchange of Mutual Release. At Closing, the Purchaser will deliver to CDL the following cash and note:

        (i) The Purchaser will deliver by wire transfer to an account designated by CDL $941,000 in cash;


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        (ii)    The Purchaser will deliver to CDL a promissory installment term note of the Purchaser in the principal amount of $1,650,000 with a 7% interest rate and a maturity date on the fifth anniversary of the Closing Date. The Purchaser's note will provide for quarterly installment payments consisting of interest only on the first two payment dates and level quarterly installments of principal and interest thereafter using a ten year amortization schedule. The note will be secured by a collateral pledge of 100% of the Purchaser's stock, executed by each of the holders identified in Section 5.4, but will not otherwise be guaranteed by the Purchaser's owners. The Note will be in the form of Exhibit B annexed hereto.

        In addition, at Closing, Walch and CDL will execute and deliver a Mutual Release in the form of Exhibit C annexed hereto ("Mutual Release"). Payment of any amounts due pursuant to Section 1.2(b) will be paid in cash within five (5) Business Days after the Adjustment Value is determined under Section 1.2(b) above.

        Section 1.3 Merger and Sequence of Events. Immediately prior to Closing, CDL shall cause each of the three subsidiaries of CDL identified on Schedule 4.5 to be merged with and into the Company as the surviving corporation (the "Merger"), and CDL shall deliver to Purchaser evidence reasonably satisfactory to Purchaser that such Merger has been completed. The principal actions contemplated to occur in connection with or immediately prior to Closing under this Agreement shall be simultaneous and sequenced as follows: First, the Merger; second, the cessation of the Company's employees' active participation in the CDL benefit plans as contemplated by Section 6.5; third, the Preclosing Distributions; and fourth, the sale of the Stock to the Purchaser.

                                   ARTICLE II

                                     Closing

        The closing of the transactions contemplated by this Agreement (herein referred to as the "Closing") shall take place by exchange of facsimile signature pages or at the offices of CDL at 80 Wesley Street, South Hackensack, New Jersey 07606 on June 14, 2001, or at such other date as CDL, the Company and the Purchaser, may mutually agree, which date shall be referred to as the "Closing Date." The Closing shall be effective as of the close of business on the Closing Date.

                                   ARTICLE III

                               Certain Definitions

        Section 3.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.


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        "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

        "Agreement" means this Stock Purchase Agreement.

        "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New Jersey are open for the general transaction of business.

        "Closing" has the meaning ascribed to such term in Article II.

        "Closing Date" has the meaning ascribed to such term in Article II.

        "Company's Stock" means the issued and outstanding capital stock of National.

        "Contracts" has the meaning ascribed to such term in Section 4.19.

        "Damages" has the meaning ascribed to such term in Section 8.2.

        "Employee Benefit Plan" has the meaning ascribed to such term in Section 4.16.

        "Encumbrances" has the meaning ascribed to such term in Section 4.3.

        "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or
(y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation,
(i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.


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        "Financial Statements" has the meaning ascribed to such term in Section
4.8.

        "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

        "Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

        "Indemnified Party" has the meaning ascribed to such term in Section
8.2.

        "Indemnifying Party" has the meaning ascribed to such term in Section
8.2

        "Leased Real Property" has the meaning ascribed to such term in Section 4.7.

        "Material Adverse Change" means a material adverse change in the business, financial condition, results of operations or prospects (financial and other) of the entity.

        "Merger" has the meaning ascribed to such term in Section 1.3.

        "Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preclosing Distribution" has the meaning ascribed to such term in
Section 1.2(d).

        "Proprietary Rights" means all patents, patent registrations, patent applications, trademarks, service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyright applications, technology, inventions, computer software, data and documentation (including electronic media) (other than shrink-wrap or off-the-shelf software and accompanying data and documents), trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights related to or used in the conduct of the Company's business; and permits, licenses or other agreements to or from third parties regarding the foregoing.

        "Regulated Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives (including, but not limited to radon, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls), medical waste or by-products, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.


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        "Retained Liabilities" means the following liabilities of National which will remain liabilities of National on or after the Closing Date:

            (i) Accounts payable reflected on Sch 7 Ln. 10 supporting line 14 of the closing balance sheet;

            (ii) Current Maturities of capitalized leases reflected on Sch 8B Ln. 16 and Ln. 33 supporting line 17 of the closing balance sheet;

            (iii) Account Payroll and Related Liabilities reflected on Sch 10 Ln. 13 supporting line 19 of the closing balance sheet;

            (iv) Accrued other expenses (other than interest on Ln. 17 of Sch
            10) reflected on Sch 10 Ln. 27 supporting line 20 of the closing balance sheet;

            (v) The Company's executory obligations arising after closing under
            (a) the Company's software licenses, (b) the three leases of the Company's offices in St. Louis, Kansas City and Indianapolis, (c) the Company's vehicle and equipment leases; and (d) the Company's contracts with customers and independent contractors;

            (vi) The liabilities or obligations for insurance and employee expenses described in Section 6.5 and Section 6.6 below and any executory obligations under leases of the type described in Section
            6.8 below where the leased property is used by the Company and CDL or another affiliate of CDL is the lessor;

            (vii) amounts due to CDL or its bank if there is negative cash reflected in Line 1 of the closing balance sheet, which amounts will be settled in cash in the ordinary course of business promptly after the Closing.

        "Survival Period" has the meaning ascribed to such term in Section 8.1.

        "Third Party Claim" has the meaning ascribed to such term in Section
8.3.

        Section 3.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.


                                   ARTICLE IV

              Representations and Warranties Regarding the Company

        CDL and National, jointly and severally, represent and warrant to the Purchaser as follows:

        Section 4.1. Organization and Qualification of the Company. National is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted. National is duly qualified to transact business, but may not be in good standing, as a foreign corporation in each state in which failure to qualify would have a material adverse effect on National, and National has not received notice from any other jurisdiction asserting that National is required to be qualified to transact business therein. CDL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached as Schedule 4.1 are true and complete copies of the Company's Articles of Incorporation and Bylaws and all amendments thereto.

        Section 4.2. Authorization. Each of National and CDL has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by National and CDL and constitutes a valid and binding agreement of National and CDL, enforceable against them in accordance with its terms.

        Section 4.3. Non-contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the performance by National or CDL of its obligations hereunder will (i) contravene any provision contained in its Articles of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which CDL or National is a party or by which it is bound or to which any of its assets or properties are subject,
(iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, option, equity, restriction or other encumbrance (collectively, "Encumbrances") on any of the assets or properties of National if such Encumbrance would have a material adverse effect on National, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any liability.

        Section 4.4. No Consents. Except as set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by CDL or National.

        Section 4.5. Capitalization and Subsidiaries. (a) The respective designations and numbers of authorized and issued and outstanding shares and voting rights of each class of outstanding capital stock of the Company are as follows: the authorized capital stock of National consists solely of fifty-five
(55) shares of common stock, $1.00 par value of which fifty-five (55)


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shares are issued and outstanding and none are held in treasury. The Company does not have any shares of its capital stock reserved for issuance and the Company does not have any outstanding options, warrants, rights, calls or commitments relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no pre-emptive or other subscription rights with respect to any shares of the capital stock of the Company and all of the issued and outstanding shares of the capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable.

         (b) Except for the four wholly-owned subsidiaries of the Company identified on Schedule 4.5 annexed hereto (which shall be merged into the Company in the Merger), the Company does not own or control any stock or other equity interest or participation in any other Person. Unless otherwise disclosed in a Schedule to this Agreement, all representations and warranties in this
Article IV with respect to the "Company" or "National" are made with respect to each of such subsidiaries as well, as if the Merger had previously occurred and the Company had succeeded to the respective assets and liabilities of each of such subsidiaries by operation of law.

        Section 4.6. Personal Property. Except as set forth in Schedule 4.6, as disclosed in the Financial Statements, or liens for taxes not yet due, the Company has good and marketable title to (or valid leasehold or contractual interests in) all personal property used in its business, free and clear of any Encumbrances, other than Encumbrances securing Retained Liabilities. To CDL's knowledge, all machinery, equipment, furniture, fixtures and other personal property of the Company is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear).

        Section 4.7. Real Property. The Company does not own any real property or real estate. Except as set forth in Schedule 4.7, the Company has valid leasehold title to all real estate and real property used in its business (the "Leased Real Property"), free and clear of all Encumbrances, subleases and rights of occupancy. All plants, structures and buildings leased by of the Company are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear). The Company has delivered to the Purchaser true and complete copies of any leases for the Leased Real Property. The Company is in compliance with all material terms and conditions of such leases and is subject to no past due obligations or contingent liabilities in respect of such leased premises. To the best knowledge of CDL, the landlords under such leases also are in compliance with the terms and conditions of such leases. To CDL's knowledge, the Company is not in violation of any building, zoning, anti-pollution, health, occupational safety or other law, ordinance or regulation regarding its plants, structures and equipment or their operations, and all prior violations have been remedied without further liability to the Company.

        Section 4.8. Financial Statements. Attached hereto as Schedule 4.8 is a true and complete copy of the Company's consolidated unaudited balance sheet and the related unaudited statements of earnings for the Company's fiscal years ended December 31, 1999 and December 31, 2000 and for the quarter ended at March 31, 2001 (collectively, the "Financial Statements").


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The Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the respective periods and present fairly the financial condition and results of operations of the Company as of and for the periods included therein.

        Section 4.9. Absence of Certain Developments. Except as set forth in
Schedule 4.9, since March 31, 2001, there has not been any Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change. Except as set forth in Schedule 4.9, since March 31, 2001, the Company has conducted its businesses in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of its assets (other than dispositions in the ordinary course of business consistent with past practices), (ii) breached, terminated or amended in any material respect any contract or lease to which it is a party or to which it is bound or to which its properties are subject, (iii) amended its Articles of Incorporation or by-laws or taken any action in contemplation of an amendment to such Articles of Incorporation or by-laws or in contemplation of its liquidation or dissolution and, to its best knowledge after due investigation, no such action has been taken by its shareholders, directors or officers, (iv) repurchased or otherwise acquired any shares of its capital stock or any option, warrant, right, call or commitment relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock, (v) suffered any material loss, damage or destruction whether or not covered by insurance,
(vi) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (vii) incurred any liabilities (other than in the ordinary course of business) which, individually or in the aggregate, are material, (viii) incurred, created or suffered to exist any Encumbrances on its assets, except those created in the ordinary course of business, none of which, individually or in the aggregate, are material, (ix) other than in the ordinary course, increased the compensation payable or to become payable to any of its officers or employees or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan, payment or arrangement made by it for or with any such officers or employees,
(x) suffered any labor dispute, strike or other work stoppage, (xi) made or obligated itself to make any capital expenditures in excess of $25,000 individually or in the aggregate, (xii) entered into any contract or other agreement requiring it to make payments in excess of $25,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, (xiii) breached or violated any law, statute, rule or regulation applicable to the Company or its business in any material respect, (xiv) suffered any Material Adverse Changes in its financial position or results of operations, (xv) entered into any contract, agreement or transaction with an Affiliate of CDL, (xvi) except for authorization of the Preclosing Distributions, declared or paid any dividend or other distribution with respect to the outstanding stock of the Company, or (xvii) entered into any agreement to do any of the foregoing.

         Section 4.10. Governmental Authorizations; Licenses. The business of the Company has been operated in material compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities, including but not limited to, those related to: pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use and similar laws. The Company has all permits, licenses, approvals, certificates, titles, fuel permits, franchises, operating authorities (including any necessary ICC operating authorities), state operating licenses or registrations and other interstate or intrastate regulatory licenses and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of the business as currently conducted by the Company, except for those which, individually or in the aggregate could not reasonably be expected to result in a material adverse effect on National. There is no action, case or proceeding pending or, to CDL's knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company to have any permit, license, approval, certification or other authorization required in connection with the operation of the business. No notice of any violation of such laws has been received by the Company.

        Section 4.11. Litigation. Except as set forth in Schedule 4.11, there are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or, to the knowledge of CDL, threatened against the Company or its Affiliates relating to the Company, its business or any product or service which has been sold by the Company or seeking to enjoin the transactions contemplated hereby.

        Section 4.12. Taxes. All federal, state, county, local and foreign tax returns and reports of the Company required to be filed have been duly and timely filed. Except as set forth in Schedule 4.12, There are no examinations in progress or claims against the Company for federal, state, local and other taxes (including penalties and interest) for any period or periods and no notice of any claim for taxes, whether pending or threatened has been received. All federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees, interest, penalties and other governmental charges with respect to the employees, properties, assets, income or franchises of the Company which are due and payable have been paid or duly provided for, or are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established pursuant to GAAP, or have arisen after the date of the Financial Statements in the ordinary course of business. There are no tax liens on any of the assets of the Company, except for liens for taxes not yet due and payable.

        Section 4.13 Consolidated Tax Return And Basis. Schedule 4.13 includes a correct and accurate federal income tax balance sheet of the Company at March 31,2001. Except for immaterial changes attributable to activities after March 31, 2001 and prior to Closing, Schedule 4.13 accurately reflects the tax basis of the Company's assets and liabilities immediately after Closing except for the line items on Schedule 4.13 designated Intercompany Receivable, Current Maturities of long-term debt and Intercompany Payables, which shall be transferred to and assumed by CDL as part of the Preclosing Distributions.

        Section 4.14. Insurance. CDL has provided the Purchaser with information with respect to insurance policies in effect with respect to the Company or its business during the past three (3) years, showing, as to each policy or binder, the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles or retention levels and a general description of the type of coverage provided. Such insurance policies are currently in full force and will remain in full force and effect through the Closing.

        Section 4.15. Environmental Matters. Except as set forth in Schedule 4.15, (i) the business of the Company is being and has been conducted in compliance with all Environmental Laws, (ii) the business has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of the business, (iii) neither the Company nor CDL has received any notice from any Governmental Authority that the Company may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the business, (iv) no reports have been filed, or have been required to be filed, by the Company or CDL, concerning the release of any Regulated Substance or the violation of any Environmental Law, on or at the properties used in the business; (v) to CDL's knowledge, there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company relating to the business or the Leased Real Property, true and complete copies of which have not been delivered to the Purchaser prior to the date hereof, (vi) no Regulated Substance has been disposed of, transferred, released, discharged or transported by or for the Company from the Company's business premises, other than as permitted under applicable Environmental Law pursuant to appropriate regulations, permits or authorizations, and (vii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or, to the Company's knowledge, threatened against the business of the Company with respect to its business or assets relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor CDL has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor CDL has been notified by any Governmental Authority or any other Person that the Company or its business or assets have, or may have, any liability pursuant to any Environmental Law.

        Section 4.16. Employee Matters Except as set forth in Schedule 4.16, (i) the Company has not entered into any collective bargaining agreements regarding its employees, (ii) there are no written personnel policies applicable to such employees generally, other than in the employee manuals identified on Schedule 4.16, true and complete copies of which have previously been provided to the Purchaser, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against or affecting the Company and during the past three years there has been no such action, (iv) to the best knowledge of the Company, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees, (v) there is no unfair labor practice, charge or complaint pending or, to the best knowledge of the Company, threatened against the Company, and (vi) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees at any time, for any lawful or no reason, without penalty or liability, and (vii) each former employee of the Company (and his or her qualifying beneficiaries) has timely received notice of his or her right to COBRA coverage (as defined in Section 6.5(d) below) following his or her qualifying event.

        Section 4.17. Employee Benefit Plans. Attached hereto as Schedule 4.17 is a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees or former employees of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans"). The Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in compliance in all material respects with the applicable provisions of ERISA and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the Internal Revenue Service or, alternatively, the applicable remedial amendment period with respect to any such ERISA Plan will not have ended prior to the Closing Date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Except as set forth in Schedule 4.17, neither the Company nor any of its Affiliates contributes to, has incurred or expects to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

        Section 4.18. Proprietary Rights. (a) The Company owns all right, title and interest in, or has a valid right to use, any Proprietary Rights necessary for its business. The transactions contemplated by this Agreement will have no material adverse effect on the Proprietary Rights. Schedule 4.18 is a true and complete list of all Proprietary Rights held by the Company under license from a third party.

        (b) No claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently pending or, to the Company's or CDL's knowledge, is threatened. The Company has not received any notice of, nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. The Company has not infringed, misappropriated or otherwise conflicted with any rights of any third parties, nor is it aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company's business as now conducted.

        Section 4.19. Accounts Receivable. All of the accounts receivable of the Company have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and are not subject to any counterclaims or offsets and have been billed and, to the Company's knowledge, are collectible in the ordinary course (except for those for which adequate reserves have been established in accordance with GAAP). No representation is made as to any accounts receivable owed the Company by CDL or its Affiliates, which receivables are to be distributed as part of the Preclosing Distributions.

        Section 4.20. Contracts.

        (a) The Company has provided the Purchaser with true and complete copies of all contracts (except for usual and ordinary purchase orders executed in the normal course of business), agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, to which the Company is a party or is otherwise bound, of the type described below (the "Contracts"), all of which are listed on Schedule 4.20:

               (i) all agreements with or commitments to customers for the sale by the Company of products or services;

               (ii) all agreements or commitments for the purchase by the Company of services, raw materials, products, machinery, equipment or other personal property other than those that are for amounts not to exceed $25,000;

               (iii) all capitalized leases, pledges, conditional sale or title retention agreements, and all agreements pursuant to which any assets of the Company are subject to an Encumbrance to secure the payment or performance of an obligation of the Company, CDL or any other third party;

               (iv) all agreements relating to the consignment or lease of personal property (whether the Company is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $25,000;

               (v) all license, royalty or other agreements relating to the Proprietary Rights;

               (vi) all agreements prohibiting the Company from freely engaging in the business presently conducted by the Company in any geographic area or from soliciting the personnel or customers of any third party;

               (vii) all agreements to provide rebates to customers of the Company, to the extent not reflected as a liability on the Financial Statements;

               (viii) to the extent not previously described in clauses (i) through (vii), all agreements imposing a duty on the Company to maintain the confidentiality of information obtained from a third party;

               (ix) all agreements granting a power of attorney to act on behalf of the Company to any other person; and

               (x) any agreement other than those covered by clauses (i) through
        (ix) above involving payment or receipt of more than $50,000 in the aggregate.

               (b) Except as disclosed in materials provided to the Purchaser and Walch, the Company is not in, nor has given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts, other than those which will not result in a material adverse effect on the Company.

        Section 4.21. Books and Records. The stock records of the Company accurately reflect the record ownership of all of the outstanding shares of its capital stock since December 8, 1998. The other books and records of the Company since December 8. 1998, including financial records and books of account, are complete and accurate and have been maintained in accordance with GAAP, to the extent applicable, and sound business practices. The minute books of the Company since December 8, 1998 contain complete and accurate records of all meetings of, or actions taken without a meeting by, the shareholders, the Board of Directors or any committee of the Company. No meetings of the shareholders or of the Board of Directors of the Company or any of its committees have been held since December 8, 1998 for which minutes have not been prepared and are not contained in its minute books and no action taken by it without a meeting is not accurately recorded in its minute books.

        Section 4.22. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby. Neither CDL nor the Company has employed any such agent or adviser in connection with the transactions contemplated by this Agreement.

        Section 4.23. Full Disclosure. No representation or warranty made by CDL or the Company in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V

        Representations and Warranties Regarding the Purchaser and Walch

        The Purchaser and Walch, jointly and severally, represent and warrant to CDL and National, as follows:

        Section 5.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has full power and authority, corporate and other, to own its property and assets and to carry on its business as presently conducted.

        Section 5.2. Authorization. The Purchaser and Walch have full power and authority, corporate and other, to execute and deliver this Agreement and to perform their respective obligations hereunder, all of which have been duly authorized by all requisite corporate action. This Agreement, has been or, at the time of delivery will be, duly authorized, executed and delivered by the Purchaser and Walch and constitute or, at the time of delivery will constitute, a valid and binding agreement of the Purchaser and Walch, enforceable against the Purchaser and Walch in accordance with its terms.

        Section 5.3. Non-contravention. Neither the Purchaser nor Walch is subject to any provision of the Purchaser's Articles of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

        Section 5.4. Ownership. The only shareholders of the Purchaser are Charles Walch, The W. Stanley Walch Trust dated December 31, 1993,
Raymond Earlewine and Carter Williams.

        Section 5.5. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser and Walch.

        Section 5.6. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from either the Purchaser or Walch in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE VI

                            Covenants and Agreements

        Section 6.1. Access and Information. It is acknowledged that Walch is an officer and employee of National and the Company. Walch shall have no right to claim any breach or misrepresentation of this Agreement if he has knowledge of the breach or misrepresentation at the time of execution hereof including (by way of illustration and not limitation) any knowledge of contracts of the Company not identified on Schedule 4.16. Notwithstanding the foregoing, however, regardless of his knowledge of such matters, Walch may assert and maintain a claim with respect to (a) any failure of the Company to be in good standing in any jurisdiction in which it engages in business as of the Closing Date, and (b) any Encumbrance affecting the Adjusted Assets as of the Closing Date.

        Section 6.2 Real Estate Leases. (a) Indianapolis Sublease. At the Closing, National shall sublease to one of CDL's subsidiaries a portion of its space in Indianapolis, Indiana on the terms set forth on Exhibit D.

        (b) St. Louis Property. The Purchaser acknowledges that the Company's lease in St. Louis is subject to an oral sublease with respect to approximately 5,000 square feet of space to Global Delivery Systems, LLC ("GDS"), the purchaser of certain assets from a subsidiary of CDL in March 2001. The Purchase agrees to honor the terms of that oral sublease. The Purchaser and the Company also agree to assist CDL in enforcing against GDS or its Affiliates any rights CDL may have under the asset purchase agreement with GDS or otherwise, including permitting CDL to enforce rights it currently has as sublessor of the St. Louis property.

        Section 6.3. Taxes. The following provisions shall govern the allocation of responsibility as between CDL on the one hand and the Purchaser and the Company on the other hand for certain tax matters following the Closing Date:

        (a) Tax Periods Ending on or Before the Closing Date. CDL shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which have not been filed and which were not required to be filed prior to the Closing Date, including federal and state income tax returns with respect to the period from January 1, 2001 through June 14, 2001. CDL shall permit the Purchaser to review and comment on each such tax return described in the preceding sentence prior to filing.

        (b) Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared, pay and file or cause to be filed any tax returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. CDL shall pay to the Purchaser within fifteen (15) days after the date on which taxes are paid with respect to such periods an amount equal to the portion of such taxes, interest and penalties which relates to the portion of such taxable period ending on the closing date, but only to the extent such taxes are not reflected in the reserves for taxes, interest and penalties shown on the closing balance sheet. Notwithstanding the foregoing, CDL shall only be responsible for penalties and interest to the extent caused by its delay beyond applicable filing dates, its failure to accurately prepare any return or other document, or its wrongful acts.

        (c) Cooperation on Tax Matters. CDL and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        (d) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

        (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, CDL will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

        (f) Consolidated Return Liability. CDL will be responsible for and will hold the Company harmless from and against any state and Federal income taxes, together with additions to tax, interest and penalties, attributable to all periods prior to the closing when the Company was required to be included in CDL's consolidated Federal income tax returns irrespective of whether such taxes were attributable to the Company's operations or to allocations to the Company as a member of CDL's consolidated group, including without limitation the period from January 1, 2001 through the Closing Date. The provisions of Section 8.6 of this Agreement do not apply to the indemnification obligation of CDL under this
Section 6.3(f).

        Section 6.4. Non-Competition Agreement. For a period of three (3) years after Closing, CDL and its majority owned subsidiaries will refrain from directly or indirectly (a) competing with the Business in the St. Louis, Kansas City or Indianapolis metropolitan areas (within a fifty mile radius of the center of each metropolitan area), and (b) soliciting for employment any person who is an employee of the Company or was employed by the Company within six months before the date of solicitation, except for Randy Cooper. Notwithstanding clause (a), CDL and its majority owned subsidiaries (i) may continue to perform the contract of CDL with Avon Products, Inc. and the delivery of Avon products in Indiana, and (ii) may continue to service its national account customers in the proscribed territory, provided that CDL has first notified Purchaser in writing of its customers' service requirements and has offered to Purchaser the opportunity to service such customers on the same terms as are offered by CDL to such customers, and Purchaser has declined such offer. At any time during said three years, at the Purchaser's request CDL will either assign its rights under non-competition agreements to the

Purchaser or use its reasonable best efforts, but only at the Purchaser's expense and direction, to enforce any non-competition agreements it may have with Terry Bozzay and Randy Cooper.

The foregoing notwithstanding, the covenants set forth in this Section 6.4 shall terminate and be of no further effect following the date on which the Purchaser fails to make any payment to CDL under the Note after all allowable grace periods and resolution of all disputes relating thereto.

        Section 6.5.  Employees.

        (a) At or prior to Closing, CDL shall obtain the voluntary resignations of Bruce McEwen and Randy Cooper from all positions they hold with the Company, or shall otherwise cause the employment of such individuals to be terminated by the Company prior to or as of the Closing Date. CDL shall indemnify, defend and hold the Company and Purchaser harmless from any and all liability, obligation and expense, including without limitation accrued vacation pay and severance pay, arising out of or relating to the employment of such individuals by the Company or the termination of their employment prior to the Closing. The provisions of Section 8.6 of this Agreement do not apply to the indemnification obligation of CDL under this Section 6.5(a).

        (b) As of the Closing, all employees who are then employed by the Company ("Company Employees") shall cease active participation in all employee benefit plans and arrangements of CDL or its Affiliates. CDL shall indemnify, defend and hold the Purchaser and the Company harmless from any and all liabilities due or which may become due to, or in respect of, any Company Employee under any employment benefit plan or arrangement of CDL or its Affiliates, whether arising prior to, at or after the Closing, and without regard to the provisions of Section 8.6 below, except only as provided in the immediately succeeding sentence of this Section 6.5(b). The Purchaser and the Company shall indemnify, defend and hold CDL and its Affiliates harmless from any and all liabilities due or which may become due to, or in respect of, any Company Employee, and without regard to the provisions of Section 8.6 below, to the extent such liability arises (i) from occurrences after the Closing including without limitation termination of his employment by the Company or Purchaser and/or any reduction effected by the Purchaser or the Company in the compensation, benefits, terms or conditions of his employment (provided, however, that no indemnity will be extended with respect to such employees' rights, if any, under CDL's 401(k) plan), or (ii) occurrences prior to Closing, provided that the maximum amount for which Purchaser and the Company shall be liable under this clause (ii) shall not exceed Forty Thousand Dollars ($40,000).

        (c) From and after the Closing, the Purchaser shall cause the Company to credit employees of the Company who are employed as of Closing with all continuous service with CDL and its Affiliates prior to the Closing for purposes of eligibility and vesting under all employee benefit plans, programs, policies, and fringe benefits of the Company in which they become participants on or after the Closing. With respect to any medical or dental benefit plan in which such employees of the Company participate after the Closing, Purchaser shall cause the Company to waive or cause to be waived any waiting periods, pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to any such employee who was, as of the Closing, excluded from participation in the Company's medical and/or dental plan by virtue of any of such limitations).

        (d) From and after the Closing, the Company shall be solely responsible and liable for providing "COBRA" coverage to all present and former employees of the Company and their qualifying beneficiaries who experience a "qualifying event" before, at or after the Closing. For purposes of this paragraph and
Section 4.16, COBRA coverage refers to continued health coverage in accordance with the provisions of Section 4980B of the Code and Section 601 et seq. of ERISA and the term "qualifying event" shall have the meaning given such term under such Sections.

        (e) Without limitation of any other provision of this Agreement, the Company shall remain liable for any earned and unused vacation time of each employee attributable to service in calendar year 2001, and shall pay such accrued and unused vacation pay or provide such accrued unused vacation days following the Closing on the same terms as were in effect under the Company's vacation policy prior to the Closing. Any such earned and unused vacation time is not and will not be in the Company's payroll accrual on the Company's balance sheet as of March 31, 2001 and on the closing balance sheet.

        Section 6.6.  Insurance.

        (a) Insurance Coverage after Closing. The parties hereto agree and acknowledge that no insurance policy maintained by CDL and its Affiliates (including the Company) shall be available to or cover the Purchaser or its assets, properties, operations, employees and liabilities after the Closing Date (including in respect of any pre-Closing periods), all benefits and coverage under each such insurance policy shall terminate as of the Effective Time and none of the Purchaser or any of its Affiliates will seek any recoveries thereunder for Losses occurring thereafter. As of the Closing Date, the Purchaser shall be responsible for obtaining and maintaining any and all insurance policies and coverages in respect of the Company and its assets, properties, operations, employees and liabilities. Subject to the limitation in
Section 6.6(b), the Company shall be responsible for the payment of all costs and expenses (including but not limited to settlements, judgments and attorney's fees) incurred after the Closing Date which arise out of or which relate to any pending pre-Closing insurance claims of the Company (without regard to the provisions of Section 8.6 below), and shall reimburse to CDL for any amounts paid by CDL after Closing with respect to the claims pending on the Closing Date, and shall pay over to CDL amounts which are refunded to the Company by the insurer. If the amount of costs and expenses with respect to a pre-Closing insurance claim exceeds the stop loss cap of the policies in effect on the date hereof, the Company's liability for such claim shall be limited to such amount if CDL has coverage under its stop loss policies that will respond to such claims. By way of example, if in the week before Closing, either (x) one of the Company's Employees visits a doctor or (y) one of the Company's Employees has an automobile accident, but the doctor's bill or body shop bill, as the case may be, has not been paid prior to Closing, such bills shall become the responsibility and liability of the Company or its insurer. Any such reimbursement shall be paid by the Company within five (5) business days after delivery of notice by CDL that such payment was made. The parties hereto further agree that any and all premiums or deposits paid by CDL and its Affiliates (including the Company) prior to the

Closing Date under any insurance maintained by CDL and its Affiliates on behalf of the Seller shall be for the account of and retained by or paid to CDL. The foregoing paragraph shall apply to all insurance, including but not limited to automobile, casualty, medical and dental.

        (b) Limitation. The aggregate liability of the Company to pay pre-Closing insurance claims of the Company under Section 6.6(a) shall not exceed Forty Thousand Dollars ($40,000). CDL shall indemnify, defend and hold the Purchaser and the Company harmless from any and all liability, obligation and expense arising out of or relating to pre-Closing insurance claims after the Company has incurred aggregate liability therefor of Forty Thousand Dollars ($40,000). The provisions of Section 8.6 of this Agreement do not apply to the indemnification obligation of CDL under this Section 6.6(b).

        (c) Treatment of Certain Pre-Closing Claims. All insurance recoveries in respect of premiums or other payments made by CDL or Company prior to the Closing Date shall be for the account of CDL. The Purchaser agrees to hold in trust for the benefit of the CDL and its Affiliates any insurance recoveries it obtains that it is not entitled to retain hereunder. CDL shall be entitled to control all claims under any insurance policies in effect on or prior to the Closing and the Purchaser shall cooperate with CDL in connection therewith.

        Section 6.7 Consents of Others. Each party shall use its reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with the other in connection with the foregoing, to obtain all authorizations, consents, licenses, permits, approvals and permits required of them to permit them to consummate the transactions contemplated by this Agreement; provided that as to consents and financing, the Seller's and the Purchaser's obligations shall be limited to commercially reasonable efforts.

        Section 6.8 Treatment of Leases and Equipment Leases. In the event that the parties are not able to effect the substitution of the Purchaser for CDL or any of its Affiliates (other than the Company) and the full release and discharge of CDL and its Affiliates, with respect to any executory agreements, real estate lease, the equipment lease or any vehicle lease of the Company (or used by the Company and intended to be continued for use by the Company after the Closing) included among the Retained Liabilities, if the Closing occurs, the Purchaser nonetheless shall assume and be liable for all obligations and other Liabilities arising under or related to each such agreement or lease. If CDL remains the lessee of any such leases, the Purchaser shall timely pay all amounts required to be paid to the lessor under such leases, including payments due on termination, payments arising in connection with restoration or disposition of leased equipment and other payments, and shall furnish to CDL from time to time upon request such documentation as CDL shall reasonably request to evidence such payments. The Purchaser and the Company shall indemnify CDL for any failure to make a payment required hereunder or assumed by the Purchaser. The Purchaser and CDL shall provide each other with information regarding any material communications with any obligee under any Lease or Equipment Lease, including any communications relating to the condition or disposition of any equipment and the obligations of any party upon termination of any Lease or Equipment Lease. CDL shall not amend, extend, terminate or otherwise modify any Lease or Equipment Lease without the prior written consent of the Purchaser, which may be withheld for any reason or no reason.

        Section 6.9 Financial Statements and Information. So long as any portion of the Note remains unpaid, Purchaser shall furnish to CDL on a semiannual basis the consolidated balance sheet and consolidated statements of income and cash flows of Purchaser for each of its fiscal years and the first six months of each fiscal year, such financial statements to be delivered within ten (10) business days after completion thereof, but no later than the date sixty (60) days after the end of each six month period. In addition, so long as any portion of the Note remains unpaid, the Purchaser shall furnish such additional financial information relating to the Purchaser or the Company as CDL shall reasonably request from time to time.

        Section 6.10. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Purchaser, National and CDL will use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. The Company and the Purchaser shall use their respective reasonable best efforts to assist CDL in connection with the fulfillment of any SEC disclosure, reporting or other governmental compliance obligation of CDL, including without limitation providing CDL with any financial and other information requested by CDL. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Company and the Purchaser shall take all such reasonable action without any further consideration therefor.

                                   ARTICLE VII

                               Closing Deliveries

        Section 7.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the conditions that (A) no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement, and (B) no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.

        Section 7.2. Deliveries by CDL and National. The obligations of the Purchaser and Walch to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

        (a) All representations and warranties made by National and CDL, respectively, in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and National and CDL shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them, respectively, under the terms of this Agreement on or prior to or at Closing.

        (b) There shall have been no (i) Material Adverse Change, or any development which could reasonably be expected to result in a prospective Material Adverse Change, or (ii) material damage, destruction or loss to, or any other material and adverse change in, the assets or the business of the Company, regardless of insurance coverage.

        (c)    [INTENTIONALLY OMITTED.]

        (d) CDL shall have delivered to the Purchaser the certificates representing the Stock, duly endorsed for transfer in blank, along with the other items referred to in Article II.

        (e) Prior to or at the Closing, National and CDL shall have delivered such other closing documents as shall be requested by the Purchaser and Walch in form and substance reasonably acceptable to counsel for the Purchaser and Walch, including the following:

                (i) a certificate of the Secretary or Assistant Secretary of National and CDL, dated the Closing Date, as to the incumbency of any officer of National and CDL executing this Agreement or any document related thereto and covering such other matters as the Purchaser may reasonably request; and

                (ii) a certified copy of the resolutions of the Board of Directors of CDL authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

                (iii) copies of all resolutions, instruments and other documents giving effect or relating to the Merger and the Preclosing Distributions;

                (iv) duly executed releases, termination statements and other instruments of satisfaction (or payoff letters satisfactory to Purchaser which commit to deliver the same) as shall be appropriate to discharge all Encumbrances, other than Encumbrances securing Retained Liabilities, with respect to the assets of the Company as of Closing;

                (v) the Mutual Release contemplated by Section 1.2(d) and the Sublease contemplated by Section 6.2(a); and

                (vi) such other documents or instruments as Purchaser or Walch reasonably request to effect the transactions contemplated hereby.

        Section 7.3. Deliveries by the Purchaser and Walch. The obligations of CDL and National to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

        (a) All representations and warranties made by the Purchaser and Walch, respectively, in this Agreement shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser and Walch shall have duly performed or complied with all of their respective covenants, obligations and conditions to be performed or complied with by them, respectively, under the terms of this Agreement on or prior to or at the Closing.

        (b) [INTENTIONALLY OMITTED.]

        (c) CDL shall have received consents to the consummation of this transaction from each of its lenders whose consent is required for the effective transfer of the Stock free and clear of Encumbrances.

        (d) Prior to or at the Closing, the Purchaser and Walch shall have delivered to CDL and National such closing documents as shall be reasonably requested by CDL and National in form and substance reasonably acceptable to his counsel, including the following:

                (i) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer thereof executing this Agreement or any document related thereto and covering such other matters as CDL and National may reasonably request;

                (ii) a certified copy of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

                (iii) the Note and cash payments to be delivered at the Closing as provided in Section 1.2 hereof;

                (iv) the Mutual Release contemplated by Section 1.2(d) and the Sublease contemplated by Section 6.2(a);

                (v) a stock pledge agreement and the stock certificates representing the shares of the Purchaser with stock powers endorsed in blank; and

                (vi) such other documents or instruments as CDL or National reasonably request to effect the transactions contemplated hereby.

                                  ARTICLE VIII

           Survival of Representations and Warranties; Indemnification

        Section 8.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for two (2) years from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 4.12, 4.13, 4.15 and
4.17 and the indemnities in Section 8.2(a)(iii) and (iv) shall survive the Closing and remain in full force and effect for six (6) years, or, if less, the period of the applicable statute of limitations within which a claim must be asserted against the indemnified party with respect to the matters in those Sections. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the "Survival Period."

        Section 8.2.  Indemnification.

        (a) CDL shall indemnify and hold harmless the Purchaser and its Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding or to enforcing the provisions of this Article VIII) (the "Damages") arising out of, resulting from or incurred in connection with:

                      (i) any inaccuracy in any  representation  or the breach
               of any warranty made by CDL or National for the applicable Survival Period,

                      (ii) the breach of any  covenant or  agreement  of CDL or
               National to be performed prior to Closing hereunder,

                      (iii) any liability of National to Terry Bozzay and/or
               Randy Cooper (and their respective heirs and other successors in interest) with respect to any transactions, actions or omissions of National occurring prior to Closing, including without limitation (A) matters respecting their employment with CDL or any Affiliate (including National), (B) certain notes payable to such individuals in the face amount of $718,293 (to Bozzay) and $ 122,707 (to Cooper), and (C) claims that may be asserted by reason of the sale of the Stock to Purchaser or the other transactions contemplated by this Agreement; and

                      (iv) any liability or obligation of National of any kind
               or description, known or unknown, which either (A) exists as of Closing or (B) arises after Closing, to the extent such liability or obligation is attributable to events occurring or circumstances existing as of or prior to Closing; but excluding only the Retained Liabilities.

Notwithstanding that the representations and warranties of CDL and National are made jointly under this Agreement, following the Closing CDL shall not have, and CDL hereby irrevocably waives, any claim against National from and after the Closing for contribution with respect to Damages that may arise from such representations and warranties, it being understood that National shall have no liability with respect to such representations and warranties after the Closing.

        (b) The Purchaser and the Company, jointly and severally, shall indemnify and hold harmless CDL and its Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with
(i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser or Walch in this Agreement for the applicable Survival Period,
(ii) the breach by the Purchaser or Walch of any covenant or agreement to be performed by either of them prior to Closing hereunder, and (iii) the Retained Liabilities.

        (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnifying Party," and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnified Party."

        Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party except where (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party and it is reasonably necessary for the Indemnified Party to utilize its own counsel either due to time demands or the mature of the relief sought, or (ii) counsel for the Indemnified Party shall have reasonably concluded that there is an actual conflict of interest arising from the counsel chosen by the Indemnifying Party representing the Indemnified Party in the conduct of the defense of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the timely defense of such Third Party Claim, the reasonable fees and disbursements of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest.

        Section 8.5. Other Recovery. All amounts of Damages for which a Person otherwise may be entitled to indemnification under this Agreement shall be subject to reduction by any insurance or other monetary recovery received by the Indemnified Party as a result of the event giving rise to an indemnity claim, so that the Indemnified Party's recovery from all sources does not exceed the amount of Damages for which indemnification is provided hereunder.

        Section 8.6. Limitations. (a) No claim may be made for indemnification for Damages arising from a breach of a representation or warranty in this Agreement unless such claim is first asserted in writing before the expiration of the applicable Survival Period. Claims for indemnification asserted prior to the end of the Survival Period shall survive until final resolution thereof.

               (b) No claim for indemnification shall be made under this Article VIII unless the aggregate amount of all Damages exceeds $25,000 (the "Basket"), and thereafter only for the amount of Damages in excess of $25,000.

               (c) The aggregate liability of CDL under this Article VIII for all claims made for indemnification shall be limited to a maximum aggregate liability of $500,000.

               (d) The limitations of paragraphs (b) and (c) above shall not apply to:

                      (i) claims by Purchaser or National for Damages under
               clause (iii) of Section 8.2(a), and claims by Purchaser for Damages arising from breaches of the representations and warranties in Sections 4.12, 4.13, 4.15 and 4.17; or

                      (ii) claims by CDL for Damages under clause (iii) of
               Section 8.2(b).

               (e) The parties shall make appropriate adjustments for current tax benefits actually realized by an Indemnified Party in determining Damages for purposes of this Article VIII.

               (f) If, during the term of the Note, the Purchaser or the Company incurs Damages which are indemnifiable under this Agreement, and if the Indemnifying Party has not paid such Damages within ten (10) days after demand therefor, then in addition to any other remedy to enforce the terms of this Agreement, the Purchaser shall be entitled to offset the amount of such Damages against the Note, and Purchaser shall notify CDL in writing of the fact of such offset. Any offset shall be taken (a) first, against the next succeeding principal installments under the Note as a reduction of the Purchase Price, effective as of such time as the Purchaser or the Company has incurred the Damages in question, and interest shall thereafter accrue on the principal amount as so reduced, and (b) second, against accrued and unpaid interest on the Note. In cases where the Company is the party that sustains the Damages for which indemnification is claimed, the Purchaser shall be entitled to be the Indemnified Party and to exercise the rights in this paragraph (f) with respect to such Damages, and CDL shall not be entitled to assert, and hereby waives, any defense that might be available to CDL if the Company were the Indemnified Party (including but not limited to any defense that public policy limits the ability of the Company to recover such Damages).

               (g) The parties acknowledge and agree that the enforcement of the foregoing indemnification provision in this Article VIII shall be the exclusive remedy of the Purchaser and its Affiliates with respect to CDL following the Closing for any misrepresentation, breach of warranty, breach of contract or other claim arising out of the sale of the Stock contemplated by this Agreement, except for claims for injunctive relief and specific performance of an obligation not involving the payment of money.

                                   ARTICLE IX

                                 Miscellaneous

        Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to National or CDL:         80 Wesley Street
                               South Hackensack, New Jersey  07606
                               Telephone:(201) 487-7740
                               Facsimile:(201) 489-6974
                               Attention: Mark Carlesimo, Esq., General Counsel

With a copy to:                Lowenstein Sandler PC
                               65 Livingston Avenue
                               Roseland, New Jersey  07068
                               Telephone:(973) 597-2500
                               Facsimile:(973) 597-2400
                               Attention: Alan Wovsaniker, Esq.

If to the Shareholders:        Charles Walch
                               312 Planthurst Road
                               St. Louis, Missouri  63119

With a copy to:                Thompson Coburn LLP
                               One Firstar Plaza
                               St. Louis, Missouri  63101
                               Telephone: 314-552-6000
                               Facsimile: 314-552-7000
                               Attention: W. Stanley Walch, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

        Section 9.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, the Purchaser and CDL shall each pay its own expenses incident to this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, the Company shall pay the Company's expenses to the extent such expenses are reflected on the Company's Closing Date balance sheet.

        Section 9.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

        Section 9.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned as of or prior to Closing, by operation of law or otherwise, and any attempted assignment shall be null and void. After the Closing, any party may assign its rights under this Agreement to any Person, provided that such assignment shall not relieve the assigning party from the due and timely performance of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

        Section 9.5. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This agreement may be executed by facsimile signature.

        Section 9.6. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 9.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

        Section 9.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

        Section 9.9. Public Announcement. Except as may be required by law, neither the Company, the Purchaser or CDL, shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other; provided, however, that the Purchaser recognizes that CDL may be required to issue a press release promptly after the Closing and shall not delay such release. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof.

        Section 9.10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

        Section 9.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.


        Section 9.12. No Strict Construction. Each of the parties to this Agreement acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

          [The balance of this page has been left blank intentionally]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                            --------------------------------
                                            CHARLES WALCH

                                            EXECUTIVE EXPRESS, INC.

                                            By:
                                               ------------------------------
                                               Charles Walch, President


                                            NATIONAL EXPRESS COMPANY, INC.

                                            By:
                                               ------------------------------
                                               Name:
                                               Title:

                                            CDL, INC.

                                            By:
                                               ------------------------------
                                               Name:
                                               Title:

                                    Exhibits

Exhibit A      March 31, 2001 Balance Sheet and form of closing balance sheet
Exhibit B      Form of Purchaser's Note to CDL
Exhibit C      Mutual Release
Exhibit D      Indianapolis Sublease


                                      -i-